UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 27, 2025

INNO HOLDINGS INC.
(Exact name of registrant as specified in its charter)

Texas	001-41882	87-4294543
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2465 Farm Market 359 South Brookshire, TX	77423
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (800) 909-8800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	INHD	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On January 27, 2024, Inno Holdings Inc. (the “Company”) entered into a Standby Equity Purchase Agreement (the “Agreement”) with certain investors (each, an “Investor” and collectively, the “Investors”) effective as of January 28, 2025. Capitalized terms used herein but not otherwise defined have the meaning ascribed to them in the Agreement, a copy of which is filed as Exhibit 10.1 to this report.

Pursuant to the Agreement, the Company has the right to issue and sell to the Investors, from time to time, up to $15 million worth of shares (the “Shares”) of the Company’s common stock, no par value per share (the “Common Stock”), subject to the terms and conditions specified in the Agreement.

Under the Agreement, the Company may, at its discretion, issue and sell Shares (“Advance”) to the Investors in accordance with their allocated commitment (“Investor Allocation”) by delivering written notice (“Advance Notice”). The purchase price per share is equal to 40% of the Minimum Price, subject to adjustment by the Company to an amount between 20% and 40% of the Minimum Price. Each Advance will be for at least $1 million.

An advance to any Investor may not exceed the greater of 9.99% of the outstanding shares of Common Stock held by such Investor, unless otherwise agreed in writing. Any portion of an Advance that would exceed this limitation for any Investor will automatically be withdrawn with no further action required by the Company, and such Advance Notice will be deemed automatically modified to reduce the aggregate amount of the requested Advance by an amount equal to such withdrawn portion for that Investor. In such cases, the Investor will promptly notify the Company of the adjustment.

The Agreement will automatically terminate on the earlier of (i) three years from the Effective Date and (ii) the date on which the Investors have made payment of Advances equal to their respective portion of the Commitment Amount. The Company has the right to terminate the Agreement without liability or penalty by providing five trading days’ prior written notice to the Investors, provided that there are no outstanding Advance Notices requiring the issuance of Shares.

The Agreement and the parties’ rights and obligations thereunder may not be assigned to any other Person, except as follows: (i) the Company may assign the Agreement, or any of its rights or obligations thereunder, to any of its Affiliates, successors, or in connection with a merger, consolidation, sale of all or substantially all of its assets, or other similar corporate transaction without the prior written consent of the Investors, and (ii) an Investor may assign its rights or obligations under the Agreement to any other Person, subject to the prior written consent of the Company, provided that such Person executes and delivers a joinder agreement (“Joinder Agreement”) agreeing to be bound by the terms and conditions of the Agreement.

Amendments or waivers to the Agreement must be made in writing and signed by the parties thereto. However, if additional investors are admitted through a Joinder Agreement, Investor Allocation will be automatically amended and incorporated into the Agreement without the need for further action by the parties to reflect the addition of the additional investor’s name and the portion allocated to such investor, and such investor will be bound by all terms and conditions set forth in the Agreement.

The net proceeds received by the Company under the Agreement will depend on the frequency and prices at which the Company sells Shares to the Investors. The Company expects that any proceeds received from such sales to the Investors will be used for working capital and general corporate purposes.

As of the date of this Current Report on Form 8-K (this “Form 8-K”), the Company has not issued any Advance Notices.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Form 8-K about the Agreement is hereby incorporated by reference into this Item 3.02.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

The following exhibits are filed with this report:

Exhibit Number	Description of Document
10.1	Standby Equity Purchase Agreement dated January 28, 2025, between Inno Holdings Inc. and the Investors.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNO HOLDINGS INC.

By:	/s/ Ding Wei
Name:	Ding Wei
Title:	CEO

Date: January 29, 2025